Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION, AS AMENDED,
OF
MERGE TECHNOLOGIES INCORPORATED
     The undersigned officer of Merge Technologies Incorporated, a corporation organized and existing under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (the “Corporation”), hereby certifies, in accordance with all applicable provisions of the Wisconsin Business Corporation Law, as follows:
     1. The name of the Corporation prior to any change effected by these Articles of Amendment is Merge Technologies Incorporated.
     2. Article I of the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), is amended and restated in its entirety to read as follows:
     The name of the Corporation is MERGE HEALTHCARE INCORPORATED.
     3. The foregoing amendment was duly adopted by the Board of Directors and the shareholders of the Corporation on May 11, 2007 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.
     Dated as of this 21st day of February, 2008.

MERGE TECHNOLOGIES INCORPORATED
By:	/s/ Craig Apolinsky
Craig D. Apolinsky
Vice President and General Counsel